Exhibit (a)(5)(C)

Open Lending and ANV Announce Results of Tender Offer

July 28, 2026, NEW YORK, US – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending”) and ANV Group Holdings Ltd. (“ANV”), a global insurance intermediary platform, today announced the results of ANV’s tender offer for any and all of the outstanding shares of Open Lending common stock (the “Shares”) at a price of $3.15 per Share. Equiniti Trust Company, LLC, the depositary and paying agent for the tender offer, has reported that, as of the expiration of the tender offer at one minute after 11:59 p.m. (New York City time) on July 27, 2026, 101,348,383 Shares have been validly tendered and not validly withdrawn, representing approximately 85.65% of the issued and outstanding Shares. All of the conditions to consummate the tender offer have been satisfied. On July 28, 2026, Lakers Acquisition Sub, Inc., a wholly-owned subsidiary of ANV (“Purchaser”), accepted for payment, and will promptly pay for, all Shares validly tendered pursuant to the tender offer and not validly withdrawn.

As previously announced, ANV intends to effect a merger, without a vote of the stockholders of Open Lending, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the merger, each issued and outstanding share of Open Lending common stock, that was not tendered and accepted pursuant to the tender offer (other than (i) Shares owned by Open Lending or any direct or indirect wholly-owned subsidiary of Open Lending, (ii) Shares owned by ANV, Purchaser or any direct or indirect wholly-owned subsidiary of ANV or Purchaser or (iii) Shares that are held by stockholders who are entitled to demand and have properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL) will thereupon be canceled and automatically converted into the right to receive cash in an amount equal to the tender offer consideration of $3.15 per Share, without interest, from Purchaser, less any applicable tax withholding. Open Lending and Purchaser expect to consummate the merger on July 30, 2026.

About Open Lending

Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling, and default insurance to auto lenders throughout the United States. For over 25 years, Open Lending has been empowering financial institutions to create profitable auto loan portfolios with less risk and more reward.

About ANV Group Holdings Ltd.

ANV Group Holdings Ltd. is an independent, global insurance intermediary platform operating across the United States, the United Kingdom and Europe. The company brings together a portfolio of established specialist MGAs, providing a diversified range of insurance products. For more information about ANV, visit http://www.anvinsurance.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” that involve substantial risks and uncertainties, including statements regarding the proposed acquisition of Open Lending by ANV, the parties’ ability to close the proposed transaction and the anticipated closing date of the transaction. Forward-looking statements are all statements other than those of historical fact. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are not guarantees of future performance or actual results. Any forward-looking statements are based on Open Lending management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the transaction is not consummated in a timely manner or at all; the effect of the transaction on Open Lending’s operations and Open Lending’s relationships with customers, business partners, management and employees; the risk that the transaction may divert management’s attention from ongoing business or delay or prevent Open Lending from undertaking business opportunities that may arise prior to the completion of the transaction or any other action Open Lending would otherwise take with respect to the operations of Open Lending; any legal proceedings that may be pending, instituted or threatened related to the transaction; and other important factors, any of which could cause actual results to differ materially from those contained in the forward-looking statements. For a discussion of other risks and uncertainties, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Open Lending’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other filings that Open Lending makes with the SEC. In addition, the forward-looking statements included in this communication speak only as of the date hereof. Open Lending specifically disclaims any obligation or undertaking to update or revise any forward-looking statements, except as required by law.

Contacts:

Open Lending Corporation

InvestorRelations@openlending.com

ANV Group Holdings Ltd.

press@anvinsurance.com